SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

           Under the Securities Exchange Act of 1934(AMENDMENT NO. 19)

                            WESTMORELAND COAL COMPANY
                                (NAME OF ISSUER)

                                DEPOSITORY SHARES
                         (TITLE OF CLASS OF SECURITIES)

                                    960878304
                                 (CUSIP NUMBER)

                              FRANK T. VICINO, JR.
          3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308; 954-422-5710

 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)

                                OCTOBER 16, 2008

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ALLEN A. BLASE
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               820
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              0
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER

                              820
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER

                           188,680
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      189,500
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      29.6%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
VICINO FAMILY HOLDINGS, INC.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              29,280
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              29,280
                       ---------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      29280
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      4.6%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      CO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
VICINO FAMILY LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              26,300
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              26,300
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      26,300
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      4.1%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      PN
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              3,350
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              3,350
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      3,350
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.5%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ROSEMARY ANN VICINO
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF, OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               1,450
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              3,350
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              4,800
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      4,800
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.8%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FRANK VICINO SR
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF, OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               30,400
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              3,700
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              34,100
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      34,100
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      5.3%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FRANK VICINO SR REVOCABLE TRUST
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              3,700
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  3,700
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      3,700
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.6%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DEBORAH KLAMARUS
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               3,450
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              32,180
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              35,630
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      35,630
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      5.6%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DEBORAH KLAMARUS ttee U/A DTD 6/24/1998
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              2,900
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10) SHARED  DISPOSITIVE  POWER
                              2,900
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      2,900
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.5%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FRANK T. VICINO JR.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               78,600
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              33,180
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              111,780
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      111,780
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      17. 5%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN, OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DEBORAH DEE VICINO
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  PF
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               31,650
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              0
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              31,650
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      31,650
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      4.9%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      IN
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
F.T. VICINO JR ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              900
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              900
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      900
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.1%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

                              CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
F.T. VICINO ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                                      (A) /X/
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                                (B) / /
--------------------------------------------------------------------------------
(3)  SEC  USE  ONLY
--------------------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)  OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              3,000
                       ---------------------------------------------------------
                       (9)  SOLE  DISPOSITIVE  POWER
                              0
                       ---------------------------------------------------------
                       (10)  SHARED  DISPOSITIVE  POWER
                              3,000
--------------------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
      3,000
--------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                          /
      EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.5%
--------------------------------------------------------------------------------
(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)
      OO
--------------------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

DEPOSITORY SHARES EACH REPRESENTING 1/4 OF A SHARE OF SERIES "A" CONVERTIBLE EXCHANGEABLE PREFERRED STOCK ITEM.

WESTMORELAND COAL COMPANY
2 NORTH CASCADE AVE, 114TH FLOOR
COLORADO SPRINGS, CO 80902

ITEM  2.     IDENTITY AND  BACKGROUND.

a)ALLEN A. BLASE
b)1073 SW 119TH AVE, DAVIE, FL 33325
c)ACCOUNT MANAGER FOR THE VICINO GROUP WHICH IS COMPRISED OF:
1. VICINO FAMILY HOLDINGS, INC.
2. VICINO FAMILY LIMITED PARTNERSHIP
3. ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
4. FRANK VICINO SR.
5. FRANK T. VICINO, JR.
6. DEBORAH KLAMARUS
7. F.T. VICINO JR. ttee U/A DTD 9/26/1997 8. F.T. VICINO ttee U/A DTD 9/26/1997
9. DEBORAH DEE VICINO
10.FRANK VICINO SR REVOCABLE TRUST
11.DEBORAH KLAMARUS ttee U/A/ DTD 6/24/1998
12. ALLEN A. BLASE
d)NO CRIMINAL CONVICTIONS IN THE LAST FIVE YEARS (EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, ALLEN A. BLASE HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)DEBORAH DEE VICINO
b)14 MINNETONKA RD, FORT LAUDERDALE, FL 33308
c)SUBSTITUTE TEACHER AT ST MARK'S SCHOOL
  1750 E Oakland Park Blvd
  Oakland Park, FL 33334
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH DEE VICINO HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)FRANK T. VICINO, JR.
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) PRESIDENT OF F.VICINO & CO, INC. F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441

d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, FRANK T. VICINO, JR. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)F.T. VICINO, ttee U/A DTD 9/26/1997
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e)DURING THE LAST FIVE YEARS, F. T. VICINO ttee U/A DTD 9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)F. T. VICINO JR., ttee U/A DTD 9/26/1997
b)3312 NE 40TH STREET, FORT
LAUDERDALE, FL 33308
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, F. T. VICINO JR. ttee U/A/ DTD 9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)DEBORAH KLAMARUS
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)SECRETARY FOR F.VICINO & CO, INC.
  F.VICINO & CO, INC.
  CONSTRUCTION BUSINESS
  15 NE 2ND AVE
  FORT LAUDERDALE, FL 33441
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH KLAMARUS HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)DEBORAH KLAMARUS ttee U/A DTD 6/24/1998
b)15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF DEBORAH KLAMARUS' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)FRANK VICINO SR.
b)3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)RETIRED
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES).
e) DURING THE LAST FIVE YEARS, FRANK VICINO SR. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a)ROSEMARY ANN VICINO
b)3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)RETIRED
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES).
e) DURING THE LAST FIVE YEARS, ROSEMARY ANN VICINO HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a) FRANK VICINO SR REVOCABLE TRUST
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF ROSEMARY ANN VICINO
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, FRANK VICINO SR REVOCABLE TRUST HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308
c)THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK VICINO SR
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e) DURING THE LAST FIVE YEARS, ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)FLORIDA

a)VICINO FAMILY LIMITED PARTNERSHIP
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c)THE PRINCIPAL BUSINESS OF VICINO FAMILY LIMITED PARTNERSHIP IS TO SERVE AS A PRIVATE INVESTMENT LIMITED PARTNERSHIP. VICINO FAMILY HOLDINGS, INC.IS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP THEREFORE, PLEASE REFER TO THE INFORMATION BELOW FOR VICINO FAMILY HOLDINGS, INC. IN SATISFACTION OF INSTRUCTION C.
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)

e) DURING THE LAST FIVE YEARS, VICINO FAMILY LIMITED PARTNERSHIP HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

a)VICINO FAMILY HOLDINGS, INC.
b)3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c)THE PRINCIPAL BUSINESS OF VICINO HOLDINGS, INC. IS TO BE THE GENERAL PARTNER OF THE VICINO FAMILY LIMITED PARTNERSHIP AND TO MANAGE ITS AFFAIRS. VICINO FAMILY HOLDINGS, INC. IS OWNED 50/50 BY FRANK T. VICINO JR. AND DEBORAH KLAMARUS. PLEASE REFER TO THE INFORMATION PROVIDED ABOVE FOR FRANK T. VICINO JR. AND DEBORAH KLAMARUS TO SATISFY INSTRUCTION C.
d)NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)
e)DURING THE LAST FIVE YEARS, VICINO FAMILY HOLDINGS, INC. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

FOR THE PURPOSE OF PURCHASING HIS PERSONAL SHARES, ALLEN A. BLASE USES PERSONAL FUNDS. IN MANAGING THE OTHER LISTED REPORTING PERSONS' ACCOUNTS, ALLEN A. BLASE USES SUCH REPORTING PERSONS' FUNDS IN PURCHASING THE SUBJECT SECURITIES AND IF ANY PART OF THE PURCHASE PRICE IS OR WILL BE REPRESENTED BY FUNDS OR OTHER CONSIDERATION BORROWED OR OTHERWISE OBTAINED FOR THE PURPOSE OF ACQUIRING, HOLDING, TRADING OR VOTING THE SECURITIES, A DESCRIPTION OF THE TRANSACTION AND THE NAMES OF THE PARTIES THERETO. THE SECURITIES WERE HELD IN MARGIN ACCOUNTS AT SMITH BARNEY ETC. AND DIFFERENT AMOUNT BORROWED FROM TIME TO TIME DEPENDING ON THE RATION OF EQUITY TO DEBT IN THE ACCOUNT IF THE SECURITIES WERE ACQUIRED OTHER THAN BY PURCHASE, DESCRIBE THE METHOD OF ACQUISITION.

ITEM  4.     PURPOSE  OF  TRANSACTION.
THE PURPOSE OF THE TRANSACTIONS IS THE ACCUMULATION OF WESTMORELAND COAL PREFERRED SHARES WITH THE EXPECTATION OF HIGH RETURN AND FOR INVESTMENT PURPOSES ONLY. THE REPORTING PERSONS HAVE NO PLANS OR PROPOSALS RELATING TO ANY OF THE ITEMS LISTED IN a THOUGH j.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

1.    ALLEN A. BLASE
      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 189,500.
         PERCENTAGE: 29.6%. THE PERCENTAGE USED HEREIN AND IN THE REST OF
         ITEM 5 ARE CALCULATED BASED UPON 640,520 1/4 PREFERRED SHARES OF THE COMPANY ISSUED AND OUTSTANDING AS OF SEPTEMBER 31, 2007, AS DISCLOSED IN THE COMPANY'S QUATERLY REPORT ON FORM 10Q FILED WITH THE SEC.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 820
         SHARED POWER TO VOTE OR DIRECT VOTE: 0
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 820
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 188,680. ALLEN A. BLASE HAS THE SHARED POWER TO DISPOSE OF:

         1. 2,980 SHARES OWNED BY THE VICINO FAMILY HOLDINGS, INC.;
         2. 26,300 SHARES OWNED BY THE VICINO FAMILY LIMITED PARTNERSHIP;
         3. 3,350 SHARES OWNED BY ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001;
         4. 30,400 SHARES OWNED BY FRANK VICINO SR.;
         5. 3,700 SHARES OWNED BY FRANK VICINO SR REVOCABLE TRUST;
         6. 3,450 SHARES OWNED BY DEBORAH KLAMARUS;
         7. 2,900 SHARES OWNED BY DEBORAH KLAMARUS ttee U/A DTD 6/24/1998;

         8. 900 SHARES OWNED BY F. T. VICINO JR ttee U/A DTD 9/26/1997;
         9. 3,000 SHARES OWNED BY F. T. VICINO ttee U/A DTD 9/26/1997;
         10. 78,600 SHARES OWNED BY FRANK T. VICINO JR. AND
         11. 31,650 SHARES OWNED BY DEBORAH DEE VICINO.
         12. 1,450 SHARES OWNED BY ROSEMARY ANN VICINO

      c. ALL SHARES WERE PURCHASED/SOLD THROUGH REGISTERED BROKER-DEALERS ON THE OPEN MARKET


PERSONS NAMED IN PARAGRAPH (a)           DATE OF TRANSACTION  HOW TRANSACTION WAS EFFECTED  AMOUNT OF SECURITIES  PRICE PER SHARE


DEBORAH KLAMERUS                                    10/15/08               SLD                             1000          $28.0000
FRANK T VICINO TTE U/A DTD 09/26/1997               10/15/08               SLD                              800          $30.7500
ROSEMARY ANN VICINO  REVOABLE TRUST                 10/15/08               SLD                              500          $21.5000
DTD 12/28/2001
FRANK T VICINO JR                                   10/15/08               SLD                              300          $22.5000
FRANK T VICINO SR                                   10/15/08               BOT                     1100                  $22.0000
FRANK T VICINO SR                                   10/15/08               BOT                     1000                  $22.0000
ROSEMARY ANN VICINO                                 10/15/08               BOT                      350                  $21.5000
ROSEMARY ANN  VICINO                                10/15/08               BOT                     1000                  $22.0000
FRANK T VICINO JR                                   10/15/08               BOT                      100                  $23.0000
FRANK T VICINO JR                                   10/15/08               BOT                      100                  $23.5000
FRANK T VICINO JR                                   10/15/08               BOT                      300                  $22.5000
VICINO FAMILY LIMITED PARTNERS                      10/16/08               SLD                             2500          $17.0000
VICINO FAMILY LIMITED PARTNERS                      10/16/08               SLD                             2000          $16.5000
VICINO FAMILY LIMITED PARTNERS                      10/16/08               SLD                             2000          $16.5000
FRANK T VICINO TTE U/A DTD 09/26/1997               10/16/08               SLD                             1200          $16.9500
VICINO FAMILY LIMITED PARTNERS                      10/16/08               SLD                              100          $17.0500


         d. - VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES OF VICINO FAMILY LIMITED PARTNERSHIP,.
           - FRANK T. VICINO JR. AND DEBORAH KLAMERUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES.
           - ROSEMARY ANN VICINO HAS THE HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE
             OF THE ROSEMARY ANN VICINO REVOCABLE TRUST DATED 12/28/2001.
           - DEBORAH KLAMERUS HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT
             THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF,
             SUCH SECURITIES, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE DEBORAH KLAMERUS ttee U/A DTD 6/24/1998 TRUST.
           - FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997
           - FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO ttee U/A DTD 9/26/1997.

           - OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.

           - OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMERUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.

         e. N/A.

2. VICINO FAMILY HOLDINGS, INC.

      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 29,280
         PERCENTAGE: 4.6%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 29,280
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 29,280. VICINO FAMILY HOLDINGS, INC. HAS THE POWER TO DISPOSE OF:
         1. 26,300 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS

      c. N/A

      d. VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES. FRANK T. VICINO JR. AND DEBORAH KLAMARUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.THE VICINO FAMILY LIMITED PARTNERSHIP CAN ALSO DIRECT THE RECEIPT OF DIVIDENDS AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF THE ABOVE SHARES TO THE EXTENT OF ITS OWN SHARES.

      e. N/A.

      3. VICINO FAMILY LIMITED PARTNERSHIP
      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 26,300.
         PERCENTAGE: 4.1%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 26,300
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 26,300

      c. SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

      d. VICINO FAMILY HOLDINGS, INC., THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE POWER TO DIRECT THE AFFAIRS OF VICINO FAMILY LIMITED PARTNERSHIP, INCLUDING DECISIONS RESPECTING THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY VICINO FAMILY LIMITED PARTNERSHIP. FRANK T. VICINO JR. AND DEBORAH KLAMARUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.

      e. N/A.

      4. ROSEMARY ANN VICINO
      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 4,800.
         PERCENTAGE: 0.6%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 1,450
         SHARED POWER TO VOTE OR DIRECT VOTE: 3,350
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 4,800. ROSEMARY ANN VICINO HAS THE POWER TO DISPOSE OF:

         1. 3,350 SHARES OWNED BY ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001

      c. SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

      d. N/A

      e. N/A.

      5. ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 3,350.
         PERCENTAGE: 0.5%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 3,350
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 3,350.

      c. SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

      d. ROSEMARY ANN VICINO HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001

      e. N/A

      6. FRANK VICINO SR.
      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 34,100.
         PERCENTAGE: 5.3%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 30,400
         SHARED POWER TO VOTE OR DIRECT VOTE: 3,700
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 34,100. FRANK VICINO SR HAS THE POWER TO DISPOSE OF:
             1.        3,700 SHARES OWNED BY FRANK VICINO SR REVOCABLE TRUST

      c. SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

      d. N/A

      e. N/A.

      7. FRANK VICINO SR. REVOCABLE TRUST
      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 3,700.
         PERCENTAGE: 0.6%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 3,700
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 3,700.

      c. N/A

      d. FRANK VICINO SR HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE TRUST.

      e. N/A.

      8. DEBORAH KLAMARUS

      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 35,630
         PERCENTAGES: 5.6%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 3,450
         SHARED POWER TO VOTE OR DIRECT VOTE: 32,180
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 35,630. DEBORAH KLAMERUS HAS THE POWER TO DISPOSE OF:
         1. 2,980 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC.
         2. 26,300 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERSHIP AND
         3. 2,900 SHARES OWNED BY DEBORAH KLAMERUS ttee U/A DTD 6/24/1998

      c. SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

      d. OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMARUS.

      e. N/A.

      9. DEBORAH KLAMARUS ttee U/A DTD 6/24/1998

      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 2,900 PERCENTAGE:
         0.5%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 2,900
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 2,900.

      c. N/A

      d. DEBORAH KLAMARUS HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE DEBORAH KLAMARUS ttee U/A DTD 6/24/1998 TRUST.

      e. N/A.

      10. F.T. VICINO JR. ttee U/A DTD 9/26/1997

      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 900 PERCENTAGE:
         0.1%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 0
         SHARED POWER TO VOTE OR DIRECT VOTE: 900
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 900.

      c. N/A

      d. FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997

      e. N/A.

      11. F.T. VICINO ttee U/A DTD 9/26/1997

      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 3,000.
         PERCENTAGE: 0.5%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE:0

      SHARED POWER TO VOTE OR DIRECT VOTE: 3,000
      SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
      SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 3,000.

      c. SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

      d. FRANK T. VICINO JR. HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO ttee U/A DTD 9/26/1997 TRUST.

      e. N/A.

      12.     FRANK T. VICINO JR

      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 111,780
         PERCENTAGE: 17.5%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 78,600
         SHARED POWER TO VOTE OR DIRECT VOTE: 33,180
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 111,780. FRANK VICINO JR HAS THE POWER TO DISPOSE OF:
         1. 900 SHARES OWNED BY F.T. VICINO ttee U/A DTD 9/26/1997;
         2. 3000 SHARES OWNED BY F.T. VICINO JR ttee U/A DTD 9/26/1997;
         3. 2,980 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC. AND
         4. 26,300 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS.

      c. SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE

      d. OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMARUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY DEBORAH KLAMARUS

      e. N/A.

      13.     DEBORAH DEE VICINO

      a. THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 31,650.
         PERCENTAGE: 4.9%.

      b. SOLE POWER TO VOTE OR DIRECT VOTE: 31,650
         SHARED POWER TO VOTE OR DIRECT VOTE: 0
         SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
         SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 31,650.

      c. N/A

      d. N/A

      e. N/A.

ITEM  6.     CONTRACTS,  ARRANGEMENTS,  UNDERSTANDINGS,  OR  RELATIONSHIPS  WITH
RESPECT  TO  SECURITIES  OF  THE  ISSUER.

ON OR ABOUT DECEMBER 23, 1997, THE REPORTING PERSONS HEREIN ENTERED INTO AN AGREEMENT WHEREBY ALLEN A. BLASE WOULD MANAGE THEIR INVESTMENT ACCOUNT ON A NON EXCLUSIVE BASIS FOR THE PURPOSE OF ACCUMULATING, AMONG OTHER THINGS, WESTMORELAND COAL 1/4 PREFERRED STOCK .

ITEM  7.     MATERIALS  TO  BE  FILED  AS  EXHIBITS.

None.

                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: MARCH 20, 2009

              REPORTING PERSONS:

              /S/ ALLEN A. BLASE
              ------------------------
              Name: ALLEN A. BLASE
              Title: SHAREHOLDER

              /S/ FRANK VICINO SR
              ----------------------------
              Name: FRANK VICINO SR
              Title: SHAREHOLDER
              FRANK VICINO SR, INDIVIDUALLY AND
              AS TRUSTEE FOR THE FRANK VICINO SR
              REVOCABLE TRUST

              /S/ ROSEMARY ANN VICINO
              ----------------------------
              Name: ROSEMARY ANN VICINO
              Title: SHAREHOLDER
              ROSEMARY ANN VICINO, INDIVIDUALLY AND
              AS TRUSTEE FOR THE ROSEMARY ANN VICINO
              REVOCABLE TRUST DTD 12/28/2001


              /S/ DEBORAH KLAMERUS
              ----------------------------
              Name: DEBORAH KLAMERUS
              Title: SHAREHOLDER
              DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
              FOR THE DEBORAH KLAMERUS ttee U/A DTD
              06/24/1998


              /s/ DEBORAH DEE VICINO
              -----------------------------
              Name: DEBORAH DEE VICINO
              Title: SHAREHOLDER

              /S/ FRANK T. VICINO JR
              --------------------------
              Name: FRANK T. VICINO JR
              Title: SHAREHOLDER
              FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF
              VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO ttee U/A DTD 9/26/1997, AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.

                                    EXHIBIT 1

                      AGREEMENT TO FILING STATEMENT JOINTLY
                      --------------------------------------


THE UNDERSIGNED PARTIES HEREBY CERTIFY THAT THE FOREGOING IN FILED ON BEHALF OF EACH ONE OF THEM INDIVIDUALLY, PURSUANT TO 13d-1(k)(1)(iii).

         By:
              /S/ ALLEN A. BLASE
              ------------------------
              Name: ALLEN A. BLASE
              Title: SHAREHOLDER

              /S/ FRANK VICINO SR
              ----------------------------
              Name: FRANK VICINO SR
              Title: SHAREHOLDER
              FRANK VICINO SR, INDIVIDUALLY AND
              AS TRUSTEE FOR THE FRANK VICINO SR
              REVOCABLE TRUST

              /S/ ROSEMARY ANN VICINO
              ----------------------------
              Name: ROSEMARY ANN VICINO
              Title: SHAREHOLDER
              ROSEMARY ANN VICINO, INDIVIDUALLY AND
              AS TRUSTEE FOR THE ROSEMARY ANN VICINO
              REVOCABLE TRUST DTD 12/28/2001

              /S/ DEBORAH KLAMERUS
              ----------------------------
              Name: DEBORAH KLAMERUS
              Title: SHAREHOLDER
              DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
              FOR THE DEBORAH KLAMERUS ttee U/A DTD
              06/24/1998


              /S/ DEBORAH DEE VICINO
              -----------------------------
              Name: DEBORAH DEE VICINO
              Title: SHAREHOLDER

              /S/ FRANK T. VICINO JR
              --------------------------
              Name: FRANK T. VICINO JR
              Title: SHAREHOLDER
              FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF
              VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T.
              VICINO ttee U/A DTD 9/26/1997, AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.